Exhibit 99.1

Pall Corporation CEO Larry Kingsley Elected Chairman of the Board

PORT WASHINGTON, N.Y., October 8, 2013 – Pall Corporation's (NYSE: PLL) board of directors has elected Larry Kingsley as Chairman of the Board. Mr. Kingsley has been the President and Chief Executive Officer of Pall and a member of the company’s board of directors since October 2011. He succeeds Ronald L. Hoffman, who will assume the role of Lead Director. The appointments are effective immediately.

“During his two years with Pall, Larry Kingsley has proven to be a strong leader in a time of change for the company,” said Mr. Hoffman. “As Pall enters the next phase of its continuing transformation, the board felt the timing was ideal for a single voice from the offices of the CEO and Chairman. I am excited about the opportunity to partner with Larry in my new role as Lead Director.”

As Lead Director, Mr. Hoffman will perform an essential oversight function while collaborating closely with the Chairman to ensure the long-term success of Pall.

“I want to thank Ron Hoffman for his tremendous leadership,” said Mr. Kingsley. “His contributions while in the role of Chairman have been greatly appreciated and I look forward to continuing to work with him.”

About Pall Corporation
Pall Corporation (NYSE: PLL) is a filtration, separation and purification leader providing solutions to meet the critical fluid management needs of customers across the broad spectrum of life sciences and industry. Pall works with customers to advance health, safety and environmentally responsible technologies. The company’s engineered products enable process and product innovation and minimize emissions and waste. Pall Corporation is an S&P 500 company serving customers worldwide. Pall has been named a “top green company” by Newsweek magazine. To see how Pall is helping enable a greener, safer, more sustainable future, follow us on Twitter @PallCorporation or visit www.pall.com/green.

Contacts:

R. Brent Jones
Pall Corporation
Vice President of Finance & Treasurer
investor_relations@pall.com
516-801-9871
Follow us on Twitter @pallcorporation

Doug Novarro
Pall Corporation
Corporate Public Relations
doug_novarro@pall.com
516-801-9944
Follow us on Twitter @pallcorporation